SUB-EXPENSE LIMITATION AGREEMENT

James Alpha MOMENTUM portfolio

THIS SUB-EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the [ ] day of [ ], by and between James Alpha Advisors, LLC (the “Manager”), the investment adviser to the James Alpha Momentum Portfolio (the “Portfolio”), a series of The Saratoga Advantage Trust (the “Trust”), and NWM Fund Group, LLC (the “Advisor”), the investment sub-advisor to the Portfolio.

WITNESSETH:

WHEREAS, the Manager renders advice and services to the Portfolio pursuant to the terms and provisions of an Investment Management Agreement between the Trust and the Manager (the “Investment Management Agreement”); and

WHEREAS, the Advisor renders advice and services to the Portfolio pursuant to the terms and provisions of an Investment Sub-Advisory Agreement between the Manager and the Advisor; and

WHEREAS, the Manager has agreed to limit the Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) of each class of shares of the Portfolio pursuant to the terms and provisions of an Operating Expense Limitation Agreement for Class A, I, C Shares (the “Class A, I, C Expense Limitation Agreement”) and a Fee Waiver and Operating Expense Limitation Agreement for Class S Shares between the Trust (on behalf of the Portfolio) and the Manager (the “Class S Expense Limitation Agreement”); and

WHEREAS, the Advisor acknowledges the benefit of limiting the Portfolio’s Operating Expenses until the Portfolio reaches sufficient scale to be self-sustaining and has agreed to share with the Manager the responsibility of limiting the Portfolio’s Operating Expenses on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.                  SUPPORT OF LIMIT ON OPERATING EXPENSES. In the event that the current Operating Expenses of Classes A, I, or C, as accrued each month, exceed the respective annual limit listed in the Class A, I, C Expense Limitation Agreement (the “Class A, C, I Annual Limits”), the Advisor will, on a monthly basis, pay to the Manager an amount equal to 50% of such excess expense within 30 days of being notified that the Portfolio’s expenses exceed the Class A, C, I Annual Limits. In the event that the current Operating Expenses of Class S, as accrued each month, exceed the annual limit listed in the Class S Expense Limitation Agreement (the “Class S Annual Limit”), the Advisor will, on a monthly basis, pay to the Manager an amount equal to such excess expense within 30 days of being notified that the Portfolio’s expenses exceed the Class S Annual Limit.

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2.                  DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to the Portfolio, is defined to include all expenses of each class of the Portfolio (after fees waived pursuant to Section I of the Class S Expense Limitation Agreement), but does not include any front-end and contingent deferred sales loads, taxes, leverage, interest, dividend and interest expenses on short sales, brokerage commissions, expenses incurred in connection with any merger, liquidation or reorganization, extraordinary or non-routine expenses such as litigation, and acquired fund fees and expenses.

3.                  REIMBURSEMENT OF EXPENSES. The Manager shall reimburse the Advisor any Portfolio expense payments recouped by the Manager pursuant to the Class A. I, C Expense Limitation Agreement and Section II of the Class S Expense Limitation Agreement.

4.                  TERM AND TERMINATION. This Agreement shall become effective with respect to the Portfolio as of the date first above written and shall continue indefinitely unless terminated by mutual consent of the parties hereto.

5.                  ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.                  SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.                  GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

James Alpha Advisors, LLC	NWM Fund Group, LLC
By:	By:
Name: James S. Vitalie	Name:
Title: Chief Executive Officer	Title: